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Exhibit 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in (i) the Registration Statements (Forms S-8 No. 333-27823, No. 333-16447 and No. 33-67472) pertaining to the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan, (ii) the Registration Statement (Form S-8 No. 33-67470) pertaining to the Papa John's International, Inc. 1993 Stock Option Plan for Non-Employee Directors, and (iii) the Registration Statement (Form S-4 No. 33-96552) of Papa John's International, Inc. of our report dated February 27, 1998, with respect to the consolidated financial statements of Papa John's International, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 28, 1997.


                                             /s/ Ernst & Young LLP


Louisville, Kentucky
March 16, 1998